Exhibit 99.7

[Letterhead of iResearch]

February 22, 2019

UP Fintech Holding Limited

Room 1501, Guanjie Building, No.1 Building

No.16 Taiyanggong Middle Road, Chaoyang District

Beijing, PRC

Re: Consent of Shanghai iResearch Co.Ltd, China

Ladies and Gentlemen,

We understand that UP Fintech Holding Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of the Reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K, or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of
Shanghai iResearch Co.Ltd, China.

/s/ Johnny Zhang
Name:	Johnny Zhang
Title:	Research Director